Exhibit 4.1

COMPOSITE

CERTIFICATE OF INCORPORATION

OF

CROWN CASTLE INTERNATIONAL CORP.

(giving effect to all amendments through May 24, 2011)

The present name of the corporation is Crown Castle International Corp. The corporation was originally incorporated on April 20, 1995, under the name “Castle Tower Holding Corp.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware, which certificate was restated on August 21, 1998 (such restated certificate, as subsequently amended, the “Restated Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Restated Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Name

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

Crown Castle International Corp.

ARTICLE II

Address

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purpose

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

Capitalization

The total number of shares of stock which the Corporation shall have authority to issue is six hundred twenty million (620,000,000), consisting of twenty million (20,000,000) shares of Preferred Stock, par value $0.01 per share (hereinafter referred to as “Preferred Stock”), and six hundred million (600,000,000) shares of Common Stock, par value $0.01 per share (hereinafter referred to as “Common Stock”).

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

A. Undesignated Preferred Stock. The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (hereinafter referred to as the “Board of Directors”) is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

1. The designation of the series, which may be by distinguishing number, letter or title.

2. The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

3. The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

4. Dates at which dividends, if any, shall be payable.

5. The redemption rights and price or prices, if any, for shares of the series.

6. The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

7. The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

8. Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

9. Restrictions on the issuance of shares of the same series or of any other class or series.

10. The voting rights, if any, of the holders of shares of the series.

B. Common Stock.

1. General. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders. The holders of the shares of Common Stock shall at all times, except as otherwise provided in this Amended and Restated Certificate of Incorporation or as required by applicable law, vote together with the holders of any other class or series of stock of the Corporation accorded such general voting rights, as one class.

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Notwithstanding the foregoing, except as otherwise required by applicable law, the holders of shares of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the General Corporation Law of the State of Delaware.

2. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment of all preferential amounts required to be paid to the holders of Preferred Stock, the holders of shares of Common Stock then outstanding shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

C. Designated Preferred Stock.

1. Series A Participating Cumulative Preferred Stock. Pursuant to authority conferred by this Article IV upon the Board of Directors, the Board of Directors created a series of 1,000,000 shares of Preferred Stock designated as Series A Participating Cumulative Preferred Stock by filing a Preferred Stock Designation with the Secretary of State of the State of Delaware on August 21, 1998, which was amended on August 2, 2000, and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the Series A Participating Cumulative Preferred Stock of the Corporation are as set forth in Annex 1 hereto and are incorporated herein by reference.

2. 6.25% Cumulative Convertible Preferred Stock. Pursuant to authority conferred by this Article IV upon the Board of Directors, the Board of Directors created a series of 8,050,000 shares of Preferred Stock designated as 6.25% Cumulative Convertible Preferred Stock by filing a Preferred Stock Designation with the Secretary of State of the State of Delaware on August 2, 2000, and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the 6.25% Cumulative Convertible Preferred Stock of the Corporation are as set forth in Annex 2 hereto and are incorporated herein by reference.

ARTICLE V

By-laws

In furtherance of, and not in limitation of, the powers conferred by law and subject to the other provisions of this Amended and Restated Certificate of Incorporation and subject to the Amended and Restated By-laws of the Corporation (hereinafter referred to as the “By-laws”), the Board of Directors is expressly authorized and empowered:

(1) to adopt, amend or repeal the By-laws; provided, however, that the By-laws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; provided, further, that the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock (as hereinafter defined), voting together as a single class, shall be required in order for the stockholders to alter, amend or repeal any provision of the By-laws or to adopt any additional By-law; and

(2) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Amended and Restated Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

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The Corporation may in its By-laws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

ARTICLE VI

Action of Stockholders

Except as otherwise specified with respect to any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

ARTICLE VII

Board of Directors

Subject to the rights of the holders of any series of Preferred Stock to elect additional Directors of the Corporation (hereinafter referred to as “Directors”) under specified circumstances, the number of Directors shall initially be 12 and may hereafter be changed from time to time solely by the Board of Directors.

Unless and except to the extent that the By-laws shall so require, the election of Directors need not be by written ballot.

The Directors, other than those Directors who may be elected by the holders of any series of Preferred Stock (the “Non-Classified Directors”), shall be divided into three classes, as nearly equal in number as possible, initially consisting of 3, 3 and 4 Directors. One class of Directors initially consisting of 3 Directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1999, another class initially consisting of 3 Directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class initially consisting of 4 Directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2001. Members of each class shall hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation commencing with the 1999 annual meeting, Directors (other than Non-Classified Directors) elected to succeed those Directors whose terms expire shall be elected at such meeting to hold office for a term expiring at the third succeeding annual meeting of stockholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified.

Subject to the rights of the holders of any series of Preferred Stock, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created Directorships resulting from any increase in the authorized number of Directors, may be filled only by the affirmative vote of a majority of the remaining Directors, though less than a quorum of the Board of Directors, and Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such Director’s successor shall have been duly elected and qualified. No decrease in the number of authorized Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

Except for such additional Directors, if any, as are elected by the holders of any series of Preferred Stock, any Director may be removed from office at any time, but only for cause and by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class.

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ARTICLE VIII

Indemnification

Each person who is or was a Director or officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended or any other applicable laws as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to other employees and agents of the Corporation, to directors, officers, employees or agents of a subsidiary, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Corporation, with the same scope and effect as the foregoing indemnification of Directors and officers of the Corporation. Notwithstanding the foregoing, the Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by this Amended and Restated Certificate of Incorporation or otherwise by the Corporation. Without limiting the generality of the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article VIII. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ARTICLE IX

Directors’ Liability

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (1) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the Director derived an improper personal benefit. Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a Director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

If the General Corporation Law of the State of Delaware shall be amended, to authorize corporate action further eliminating or limiting the liability of Directors, then a Director of the Corporation, in addition to the circumstances in which he is not liable immediately prior to such amendment, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE X

Stockholder Rights Issuances

The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders of securities of the Corporation to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation, recognizing that, under certain circumstances, the creation and issuance of such rights could have the effect of discouraging third parties from seeking, or impairing their ability to seek, to acquire a significant portion of the outstanding securities of the Corporation, to engage in any transaction which might result in a change of control of the Corporation or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting or disposing of any securities of the Corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

(A) The initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights.

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(B) Provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation.

(C) Provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation’s stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights.

(D) Provisions which deny the holder of the specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void.

(E) Provisions which permit the Corporation to redeem or exchange such rights, which redemption or exchange may be within the sole discretion of the Board of Directors, if the Board of Directors reserves such right to itself.

(F) The appointment of the rights agent with respect to such rights.

Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, in addition to any other vote required by applicable law, the affirmative vote of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article X.

ARTICLE XI

Amendments

Except as may be expressly provided in this Amended and Restated Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that any amendment or repeal of Article VIII or Article IX of this Amended and Restated Certificate of Incorporation shall not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment, alteration, change or repeal, and provided further that no Preferred Stock Designation shall be amended after the issuance of any shares of series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, and in addition to approval by the Board of Directors and any other vote of

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stockholders required by applicable law, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph (1) of Article V, Article VI, Article VII, Article X or this second paragraph of this Article XI. For the purposes of this Amended and Restated Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote in a general vote of stockholders of the Corporation as a single class with shares of Common Stock.

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ANNEX 1

THE VOTING POWERS,

DESIGNATIONS, PREFERENCES AND RELATIVE

PARTICIPATING, OPTIONAL AND OTHER SPECIAL

RIGHTS AND QUALIFICATIONS, LIMITATIONS

AND RESTRICTIONS OF

SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

OF

CROWN CASTLE INTERNATIONAL CORP.

SECTION 1. Designation and Number of Shares. The shares of such series shall be designated as “Series A Participating Cumulative Preferred Stock” (the “Series A Preferred Stock”). The number of shares initially constituting the Series A Preferred Stock shall be 1,000,000; provided, however, that, if more than a total of 1,000,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of August 21, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the “Rights Agreement”), the Board of Directors of the Company, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, may direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Charter then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

SECTION 2. Dividends or Distributions. (a) Subject to the superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Company ranking superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Company legally available therefor, (1) quarterly dividends payable in cash on the 1st day of February, May, August and November in each year, or such other dates as the Board of Directors of the Company shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A preferred stock, in the amount of $10 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the Common Shares in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each Common Share. In addition, if the Company shall pay any dividend or make any distribution on the Common Shares payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in Common shares), then, in each such case, the Company shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each Common share. As used herein, the “Formula Number” shall be 10,000; provided, however, that, if at any time after August 21, 1998, the Company shall (i) declare or pay any dividend on the Common Shares payable in shares or make any distribution on the Common Shares in Common Shares, (ii) subdivide (by a stock split or otherwise) the outstanding shares into a larger number of Common Shares or (iii) combine (by a reverse stock split or otherwise) the outstanding Common Shares into a smaller number of Common Shares, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of Common Shares that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that, if at any time after August 21, 1998, the Company shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding Common Shares, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of Common Shares prior to such merger, reclassification or change.

(b) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Shares (other than a dividend or distribution solely in Common Shares); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in Common Shares) shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Shares.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock which are originally issued prior to the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Shares unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.

(e) The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

SECTION 3. Voting rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a) Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Shares or stockholders generally are entitled to vote, multiplied by the maximum number of votes per share which any holder of the Common Shares or stockholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(b) Except as otherwise provided herein, by the Charter or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock (and any other capital stock of the Company at the time entitled thereto) shall vote together as one class for the election of directors of the Company and on all other matters submitted to a vote of stockholders of the Company.

(c) Except as provided herein, in Section 11 or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

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SECTION 4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $1,000 per whole share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Shares or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

SECTION 6. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each Common Share is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

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SECTION 7. No Redemption; No Sinking Fund. (a) The shares of Series A Preferred Stock shall not be subject to redemption by the Company or at the option of any holder of Series A Preferred Stock; provided, however, that the Company may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

(b) The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

SECTION 8. Ranking. The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of the Company unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

SECTION 9. Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandth of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Company, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (a) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandths of a share or any integral multiple thereof or (b) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Company and a depository selected by the Company; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

SECTION 10. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of the Charter.

SECTION 11. Amendment. In addition to any vote required by applicable law, following the Rights becoming exercisable, none of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein, in the Company’s by-laws or in the Charter shall be mended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without (i) at least a Majority of the Rights having been exercised by the holders thereof and (ii) the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class, having been obtained.

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ANNEX 2

THE VOTING POWERS,

DESIGNATIONS, PREFERENCES AND RELATIVE

PARTICIPATING, OPTIONAL AND OTHER SPECIAL

RIGHTS AND QUALIFICATIONS, LIMITATIONS

and RESTRICTIONS OF

6.25% Cumulative Convertible Preferred Stock

OF

CROWN CASTLE INTERNATIONAL CORP.

(a) Designation. 8,050,000 shares of Preferred Stock are hereby designated by the Board of Directors of the Company. Each share of Preferred Stock will have a liquidation preference of $50.00 (the “Liquidation Preference”).

(b) Currency. All shares of Preferred Stock shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to “$” or “dollars” refer to United States currency.

(c) Ranking. The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank junior to (i) each other class or series of capital stock of the Company, other than (A) the Common Stock of the Company and any other class or series of capital stock of the Company which by its terms ranks junior to the Preferred Stock, as to which the Preferred Stock shall rank prior and (B) any other class or series of capital stock of the Company which by its terms ranks on a parity with the Preferred Stock, as to which the Preferred Stock shall rank on a parity or (ii) other equity interests in the Company, in each case, including, without limitation, warrants, rights, calls or options exercisable for or convertible into such capital stock or equity interests, except as provided in the last sentence of this paragraph (c). All equity securities of the Company to which the Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, winding up, dissolution or otherwise), including the Common Stock of the Company, are collectively referred to herein as the “Junior Stock”. All equity securities of the Company to which the Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, winding up, dissolution or otherwise) are collectively referred to herein as the “Parity Stock”. All equity securities of the Company to which the Preferred Stock ranks junior (whether with respect to dividends or upon liquidation, winding up, dissolution or otherwise) are collectively referred to herein as the “Senior Stock”. The respective definitions of Junior Stock, Parity Stock and Senior Stock shall also include any warrants, rights, calls or options exercisable for or convertible into any Junior Stock, Parity Stock or Senior Stock, as the case may be. The Preferred Stock shall, with respect to dividend rights and upon liquidation, winding up or dissolution, rank junior to the Company’s 12 3/4% Series B Senior Exchangeable Preferred Stock due 2010, senior to the Company’s Series A Participating Cumulative Preferred Stock, when issued and on a parity with the Company’s Series A Cumulative Convertible Preferred Stock and, if and when issued, the Company’s Series B Cumulative Convertible Preferred Stock.

(d) Dividends. (i) The holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, dividends on the shares of Preferred Stock, cumulative from the first date of issuance of any such shares (the “Initial Issuance Date”), at a rate per annum of 6.25% of the Liquidation Preference per share, payable in cash or common stock, subject to paragraph (l). Dividends on the shares of Preferred Stock shall be payable quarterly in equal amounts (subject to paragraph (d)(v) hereunder with respect to shorter periods, including the first such period with respect to newly issued shares of Preferred Stock) in arrears on February 15, May 15, August 15 and November 15 of each year, or if any such date is not a Business Day, on the next succeeding Business Day (each such date, a “Dividend Payment Date”, and each such quarterly period, a “Dividend Period”), in preference to and in priority over dividends on any Junior Stock. Such dividends shall be paid to the holders of record of the shares of Preferred Stock as they appear on the applicable Record Date. As used herein, the term “Record Date” means, with respect to the dividends payable on February 15, May 15, August 15 and November 15 of each year, February 1, May 1, August 1 and November 1 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors of the Company. Dividends on the shares of Preferred Stock shall be fully cumulative and shall accrue (whether or not declared and whether or not there are funds of the Company legally available for the payment of dividends) from the Initial Issuance Date (or the last Dividend Payment Date for which dividends were paid, as the case may be) based on a 360-day year comprised of twelve 30-day months. Accrued and unpaid dividends for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors of the Company.

(ii) No dividend shall be declared or paid or set apart for payment or other distribution declared or made, whether in cash, obligations or shares of capital stock of the Company or other property, directly or indirectly, upon any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, repurchased or otherwise acquired for consideration by the Company through a sinking fund or otherwise, unless all accrued and unpaid dividends through the most recent preceding Dividend Payment Date (whether or not such dividends have been declared and whether or not there are funds of the Company legally available for the payment of dividends) on the shares of Preferred Stock and any Parity Stock have been or contemporaneously are declared and paid in full; provided, however, that, notwithstanding any provisions in this subparagraph (ii) to the contrary, the Company shall be entitled to (a) declare and pay dividends on shares of Junior Stock payable solely in shares of Junior Stock and on shares of Parity Stock payable solely in shares of Parity Stock or Junior Stock, or in each case by an increase in the liquidation preference of the Junior Stock or Parity Stock and (b) redeem, repurchase or otherwise acquire Junior Stock or Parity Stock in exchange for consideration consisting of Parity Stock or Junior Stock, in the case of Parity Stock, or of Junior Stock, in the case of Junior Stock. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock, all dividends declared on the Preferred Stock and any other Parity Stock shall be declared and paid either (A) pro rata so that the amount of dividends so declared on the shares of Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accrued dividends on the shares of Preferred Stock and such class or series of Parity Stock bear to each other or (B) on another basis that is at least as favorable to the holders of the Preferred Stock entitled to receive such dividends.

(iii) Any dividend payment made on the Preferred Stock shall first be credited against the dividends accrued with respect to the earliest Dividend Period for which dividends have not been paid.

(iv) All dividends paid with respect to shares of Preferred Stock pursuant to this paragraph (d) shall be paid pro rata to the holders entitled thereto.

(v) Dividends (or cash amounts equal to accrued and unpaid dividends) payable on the Preferred Stock for any period shorter or longer than three months shall be computed on the basis of the actual number of days elapsed (in a 30-day month) since the applicable Dividend Payment Date or from the Initial Issuance Date with respect to newly issued shares, as applicable, and based on a 360-day year of twelve 30-day months. No interest shall accrue or be payable in respect of unpaid dividends.

(e) Liquidation Preference. (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of shares of Preferred Stock shall be entitled to payment out of the assets of the Company available for distribution of an amount equal to the then effective Liquidation Preference per share of Preferred Stock held by such holder, plus all accumulated and unpaid dividends therein to the date of such liquidation, dissolution or winding up, before any distribution is made on any Junior Stock, including, without limitation, Common Stock of the Company. After payment in full of an amount equal to the then effective Liquidation Preference and all accumulated and unpaid dividends to which holders of shares of Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to shares of Preferred Stock and all other Parity Stock are not paid in full, the holders of shares of Preferred Stock and the holders of the Parity Stock shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

(ii) Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation, merger or amalgamation of the Company with or into any entity or the consolidation, merger or amalgamation of any entity with or into the Company shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or a reduction or decrease in the capital stock of the Company.

(f) Redemption at Maturity. (i) On August 15, 2012, the Company shall be obligated to redeem out of lawfully available funds all outstanding shares of Preferred Stock for cash, upon not less than 30 nor more than 60 days’ prior notice sent by first class mail to each holder’s registered address, at an amount equal to 100.0% of the Liquidation Preference per share, plus accumulated and unpaid dividends to the date of redemption.

(ii) When shares of Preferred Stock are to be redeemed pursuant to this paragraph (f), the notice of such redemption shall state: (A) the date fixed for redemption; (B) the number of shares of Preferred Stock to be redeemed; (C) the redemption price; (D) the place or places where such shares of Preferred Stock are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such date fixed for redemption unless the Company shall default in the payment of the redemption price.

Notice having been given as provided in the preceding paragraph, and if on or before the redemption date specified in such notice, an amount in cash sufficient to redeem in full on the redemption date and at the redemption price all shares of Preferred Stock called for redemption shall have been set apart and deposited in trust so as to be available for such purpose and only for such purpose, or shall have been paid to the holders thereof then effective as of the close of business on such redemption date, and unless there shall be a subsequent default in the payment of the redemption price, the shares of Preferred Stock so called for redemption shall cease to accrue dividends, and such shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of preferred stock of the Company, undesignated as to series, and all rights of the holders thereof, as such, as shareholders of the Company (except the right to receive from the Company the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be redeemed by the Company.

(g) Voting Rights. Except as required under Delaware law, the holders of shares of Preferred Stock shall not be entitled to any voting rights as shareholders of the Company except as follows:

(i) The affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting with holders of shares of all other series of preferred stock affected in the same way as a single class, in person or by proxy, at a special or annual meeting called for the purpose, or by written consent in lieu of a meeting, shall be required to amend, repeal or change any provisions of this Certificate of Designations in any manner which would adversely affect, alter or change the powers, preferences or special rights of the Preferred Stock and any such securities affected in the same way; provided, however, that the creation, authorization or issuance of any other class or series of capital stock or the increase or decrease in the amount of authorized capital stock of any such class or series or of the Preferred Stock, shall not require the consent of the holders of the Preferred Stock and shall not be deemed to affect adversely, alter or change the powers, preferences and special rights of the shares of Preferred Stock. With respect to any matter on which the holders are entitled to vote as a separate class, each share of Preferred Stock shall be entitled to one vote.

(ii) If at any time the equivalent of six quarterly dividends payable on the shares of Preferred Stock are accrued and unpaid (whether or not consecutive and whether or not declared), the holders of all outstanding shares of Preferred Stock and any Parity Stock or Senior Stock having similar voting rights then exercisable, voting separately as a single class without regard to series, shall be entitled to elect at the next annual meeting of the shareholders of the Company two directors to serve until all dividends accumulated and unpaid on any such voting shares have been paid or declared and funds set aside to provide for payment in full. In exercising any such vote, each outstanding share of Preferred Stock shall be entitled to one vote.

(h) Optional Conversion. (i) Each share of Preferred Stock shall be convertible at any time and from time to time at the option of the holder thereof into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of a share of Preferred Stock, adjusted as hereinafter provided, is referred to herein as the “Conversion Ratio”. The Conversion Ratio as of the Initial Issuance Date shall be 1.3559 and shall equal the ratio the numerator of which shall be the Liquidation Preference and the denominator of which shall be the Conversion Price, The Conversion Price shall be $36.875, subject to adjustment from time to time as provided in paragraph (j).

(ii) Conversion of shares of Preferred Stock may be effected by any holder upon the surrender to the Company at the principal office of the Company or at the office of the transfer agent for the Preferred Stock (the “Transfer Agent”), as may be designated by the Board of Directors of the Company, of the certificate or certificates for such shares of Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this paragraph (h) and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Company shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant hereto. As promptly as practicable after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all required transfer taxes (or the demonstration to the satisfaction of the Company that such taxes have been paid), the Company shall deliver or cause to be delivered (x) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder (or the holder’s transferee) of shares of Preferred Stock being converted shall be entitled and (y) if less than the full number of shares of Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made at the close of business on the date of giving such notice and of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock and accrued and unpaid dividends with respect to the shares of Preferred Stock being converted, in each case in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

(iii) If a holder of shares of Preferred Stock exercises conversion rights under paragraph (h)(i), upon delivery of the shares for conversion, such shares shall cease to accrue dividends pursuant to paragraph (d) as of the end of the day immediately preceding the date of such delivery, but such shares shall continue to be entitled to receive all accrued dividends which such holder is entitled to receive through the last preceding Dividend Payment Date unless such conversion follows a call for redemption by the Company in which case pro rata dividends shall also be payable through the date of such call. Any such accrued and unpaid dividends shall be payable by the Company as and when such dividends are paid to any remaining holders or, if none, on the date which would have been the next succeeding Dividend Payment Date had there been remaining holders or such later time at which the Company believes it has adequate available capital under applicable law to make such a payment. Notwithstanding the foregoing, shares of Preferred Stock surrendered for conversion (other than after notice of redemption has been given with respect to such shares) after the close of business on any record date for the payment of dividends declared and prior to the opening of business on the Dividend Payment Date relating thereto must be accompanied by a payment in cash or common stock (pursuant to the provisions of paragraph (i)) of an amount equal to the dividend declared in respect of such shares.

(iv) In case any shares of Preferred Stock are to be redeemed pursuant to paragraph (f), such right of conversion shall cease and terminate, as to the shares of Preferred Stock to be redeemed, at the close of business on the Business Day immediately preceding the date fixed for redemption unless the Company shall default in the payment of the redemption price therefor, as provided herein.

(v) In connection with the conversion of any shares of Preferred Stock, no fractions of shares of Common Stock shall be required to be issued, but in lieu thereof, the Company may pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Conversion Price. If more than one share of Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Preferred Stock so surrendered.

(vi) The Company shall at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock. Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations which require action to be taken by the Company. All shares of Common Stock delivered upon conversion of the Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

(i) Mandatory Conversion. (i) At any time on or after August 15, 2003, the Company may cause the Preferred Stock, in whole or from time to time in part, to be automatically converted into that number of shares of Common Stock per share of Preferred Stock equal to the Liquidation Preference per share of Preferred Stock divided by the then prevailing Conversion Price if the Current Market Value of the Common Stock equals or exceeds 120% of the then prevailing Conversion Price for at least 20 trading days in any consecutive 30-day trading period, including the last trading day of such 30-day period; ending on the trading day prior to the issuance of the press release announcing the mandatory conversion referred to in paragraph (i)(ii).

(ii) To exercise a mandatory conversion, the Company shall issue a press release announcing such mandatory conversion prior to the opening of business on the first trading day following any date on which the conditions described in paragraph (i)(i) are met. The Company shall give notice of the mandatory conversion by mail or by publication (with subsequent prompt notice by mail) to the holders of the Preferred Stock not more than four Business Days after the date of the press release announcing the Company’s intention to convert the Preferred Stock. The conversion date will be a date selected by the Company, which date shall not be less than 30 nor more than 60 days after the date on which the Company issues such press release.

(iii) In addition to any information required by applicable law or regulation, notice of mandatory conversion shall state, as appropriate, (a) the Preferred Stock conversion date, (b) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock, (c) the number of shares of Preferred Stock to be converted (and, if fewer than all of the shares of Preferred Stock are to be converted the number of shares of Preferred Stock to be converted from such holder), (d) the place(s) where the certificates representing shares of Preferred Stock are to be surrendered for delivery of certificates representing shares of Common Stock and (e) that dividends on the shares to be converted will cease to accumulate on such mandatory conversion date.

(iv) The dividend payment with respect to a share of Preferred Stock called for mandatory conversion on a date during the period from the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such share has been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion, no payment or adjustment will be made upon conversion of shares of Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the Common Stock issued upon such conversion.

(v) On and after the mandatory conversion date, dividends will cease to accrue on shares of Preferred Stock and all rights of holders of such shares will terminate except for the right to receive the shares of Common Stock issuable upon conversion thereof.

(vi) The Company may not authorize or make any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Preferred Stock for the complete Dividend Periods ended prior to the date of such conversion notice shall have been paid in cash or Common Stock. In the event of partial mandatory conversions of the Preferred Stock, the shares to be convened will be determined pro rata or by lot, as determined by the Company, provided that the Company may convert all shares held by holders of fewer than 100 shares of Preferred Stock (or by holders that would hold fewer than 100 shares of Preferred Stock following such conversion) prior to the Company’s conversion of other shares of Preferred Stock.

(j) Conversion Price Adjustments. (i) The Conversion Price shall be subject to adjustment from time to time as follows:

(A) Stock Splits and Combinations. In case the Company shall at any time or from time to time after the Initial Issuance Date (a) pay a dividend in shares of Common Stock to holders of Common Stock, (b) make a distribution in shares of Common Stock to holders of Common Stock, (c) subdivide or split the outstanding shares of Common Stock, (d) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares or (e) issue by reclassification of the shares of Common Stock any shares of capital stock of the Company, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had such shares of Preferred Stock been surrendered for conversion immediately prior to the occurrence of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this subparagraph (A) shall become effective at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively whenever any event listed above shall occur.

(B) Issuance of Rights or Warrants. In case the Company shall issue to all holders of Common Stock rights or warrants expiring within 45 days entitling such holders to subscribe for or purchase Common Stock at a price per share less than the Current Market Price (as defined below), the Conversion Price in effect immediately prior to the close of business on the record date fixed for determination of shareholders entitled to receive such rights or warrants shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which is the sum of the number of shares of Common Stock outstanding at the close of business on such record date and the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price and the denominator of which is the sum of the number of shares of Common Stock outstanding at the close of business on such record date and the number of additional shares of Common Stock so offered for subscription or purchase. For purposes of this subparagraph (B), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the Common Stock into which such securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of such securities and the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock. Such adjustment shall be made successively whenever any such event shall occur.

(C) Distribution of Indebtedness, Securities or Assets. In case the Company shall distribute to all holders of Common Stock (whether by dividend or in a merger, amalgamation or consolidation or otherwise) evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than Common Stock, rights or warrants referred to in subparagraph (B) above or a dividend payable exclusively in cash and other than as a result of a Fundamental Change (as defined below)), the Conversion Price in effect immediately prior to the close of business on the record date fixed for determination of shareholders entitled to receive such distribution shall be reduced by multiplying such Conversion Price by a fraction, the numerator of which is the Current Market Price on such record date less the fair market value (as determined by the Board of Directors of the Company, whose determination in good faith shall be conclusive) of the portion of such evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock and the denominator of which is the Current Market Price. Such adjustment shall be made successively whenever any such event shall occur.

In respect of a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company (a “Spin-Off’), the adjustment to the Conversion Price pursuant to this paragraph (C) shall occur at the earlier of (i) 20 trading days after the effective date of the Spin-Off and (ii) the initial public offering of securities pertaining to the subsidiary or other business unit to which the Spin-Off-relates, if that initial public offering is effected simultaneously with such Spin-Off.

(D) Fundamental Changes. In case any transaction or event (including, without limitation, any merger, consolidation, tender or exchange offer, reclassification, compulsory share exchange or liquidation) shall occur in which all or substantially all outstanding shares of Common Stock are converted into or exchanged for stock, other securities, cash or assets (each, a “Fundamental Change”), the holder of each share of Preferred Stock outstanding immediately prior to the occurrence of such Fundamental Change (if any remain outstanding after such Fundamental Change) shall have the right upon any subsequent conversion to receive (but only out of legally available funds, to the extent required by applicable law) the kind and amount of stock, other securities, cash and assets that such holder would have received if such share had been converted immediately prior to such Fundamental Change.

(ii) Anything in this paragraph (j) to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward adjustment), determined as above provided, shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereupon be given effect. In the event that, at any time as a result of the provisions of this paragraph (j), the holder of shares of Preferred Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Company other than Common Stock, the number of such other shares so receivable upon conversion of shares of Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(iii) There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Company in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as set forth in this paragraph (j).

(iv) In any case in which this paragraph (j) requires that an adjustment as a result of any event become effective from and after a record date, the Company may elect to defer until after the occurrence of such event (A) issuing to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the conversion price in effect immediately prior to adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock.

(v) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this paragraph (j) or in the Conversion Price then in effect shall be required by reason of the taking of such record.

(vi) The Board of Directors of the Company shall have the power to resolve any ambiguity or correct any error in this paragraph (j), and its action in so doing shall be final and conclusive.

(k) Change in Control Put Right. (i) If a Change in Control occurs with respect to the Company, each holder of shares of Preferred Stock (if any shares of Preferred Stock remain outstanding thereafter) shall have the right to require the Company to purchase all or any part of such holder’s shares of Preferred Stock at a purchase price in cash equal to 100% of the Liquidation Preference of such shares, plus all accumulated and unpaid dividends on such shares to the date of purchase. The Company shall have the option to pay for such shares of Preferred Stock in shares of Common Stock valued at 95% of the Average Market Value. Within 30 days following such Change in Control, the Company shall mail a notice to each holder of shares of Preferred Stock (if any remain outstanding thereafter) describing the transaction or transactions that constitute such Change in Control and offering to purchase such holder’s shares of Preferred Stock on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed.

(ii) The Company shall comply with the requirements of Rule 14e-l under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the purchase of Preferred Stock as a result of a Change in Control with respect to the Company. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this paragraph (k), the Company shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under this paragraph (k).

(iii) On the date scheduled for payment of the shares of Preferred Stock tendered to the Company for repurchase as provided in this paragraph (k), the Company shall, to the extent lawful, (a) accept for payment all shares of Preferred Stock properly tendered, (b) deposit with the Transfer Agent an amount equal to the purchase price of the shares of Preferred Stock so tendered and (c) deliver or cause to be delivered to the Transfer Agent shares of Preferred Stock so accepted together with an officers’ certificate stating the aggregate Liquidation Preference of the shares of Preferred Stock being purchased by the Company. The Transfer Agent shall promptly mail or deliver to each holder of shares of Preferred Stock so tendered the applicable payment for such shares of Preferred Stock, and the Transfer Agent shall promptly countersign and mail or deliver, or cause to be transferred by book-entry, to each holder new shares of Preferred Stock equal in Liquidation Preference to any unpurchased portion of the shares of Preferred Stock surrendered, if any. The Company shall publicly announce the results of its offer on or as soon as practicable after the payment date for the purchase of shares of Preferred Stock in connection with a Change in Control of the Company.

(iv) The Company shall not be required to make an offer to purchase any shares of Preferred Stock upon the occurrence of a Change in Control of the Company if a third party makes that offer in the manner, at the times and otherwise in compliance with the requirements described in this paragraph (k) and purchases all shares of Preferred Stock validly tendered and not withdrawn.

(v) The right of the holders of shares of Preferred Stock described in this paragraph (k) shall be subject to the obligation of the Company to:

(a) repay its debt obligations in full under its corporate credit facility; and

(b) offer to purchase and purchase all of its debt securities and outstanding shares of Senior Stock that have been tendered for purchase in connection with a Change in Control of the Company.

In addition, the right of the holders of shares of Preferred Stock described in this paragraph (k) shall be subject to the repurchase or repayment of the Company’s future indebtedness and Senior Stock, which the Company shall be required to repurchase or repay in connection with a Change in Control of the Company.

When the Company shall have satisfied the obligations set forth above in this subparagraph (v) and, subject to the legal availability of funds for this purpose, the Company shall purchase all shares of Preferred Stock tendered for purchase by the Company upon a Change in Control of the Company pursuant to this paragraph (k).

(l) Method of Payments. (i) Subject to the restrictions set forth herein, the Company may generally make any payments due on the Preferred Stock:

(a) in cash;

(b) by delivery of Common Stock; or

(c) through any combination of cash and Common Stock.

(ii) If the Company elects to make any such payment, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 95% of the Average Market Value.

(iii) The Company shall give the holders of the Preferred Stock notice as to whether each payment shall be made (a) in cash, (b) in shares of Common Stock, or (c) if such payment shall be made in a combination of cash and shares of Common Stock, the portion of such payment that shall be made in cash and the portion that shall be made in shares of Common Stock, in each case ten (10) trading days prior to (a) in the case of a payment of any dividend, the Record Date for such dividend, or (b) in the case of any other payment, the date of such payment.

(iv) The Company shall make each dividend payment on the Preferred Stock in cash, except to the extent the Company shall have elected to make all or any portion of such payment in shares of Common Stock.

(v) No fractional shares of Common Stock will be delivered to the holders of the Preferred Stock, but the Company shall instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of Common Stock. The amount of such cash adjustment shall be determined based on the proceeds received by the Transfer Agent from the sale of that number of Shares of Common Stock which the Company shall deliver to the Transfer Agent for such purpose, equal to the aggregate of all such fractions (rounded up to the nearest whole share). The Transfer Agent is authorized and directed to sell such shares of Common Stock at the best available prices and distribute the proceeds to the holders of such shares of Preferred Stock in proportion to their respective interests therein. The Company shall pay the expenses of the Transfer Agent with respect to such sale, including brokerage commissions. Any portion of any such payment that is declared and not paid through the delivery of shares of Common Stock shall be paid in cash.

(vi) Shares of Preferred Stock issued and reacquired shall, upon compliance with the applicable requirements of law, have the status of authorized but unissued shares of Preferred Stock undesignated as to series and may with any and all other authorized but unissued shares of Preferred Stock be designated or redesignated and issued, as part of any series of Preferred Stock.

(m) Certain Definitions. As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Average Market Value” of the Common Stock means the arithmetic average of the Current Market Value of the Common Stock for the five trading days ending on the second Business Day prior to (a) in the case of the payment of any dividend, the Record Date for such dividend and (b) in the case of any other payment, the date of such payment.

“Business Day” means any day other than a Saturday, Sunday or a United States federal holiday.

“Capital Stock” means: (1) in the case of a corporation, corporate stock, (2) in the case or an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change in Control” means, with respect to the Company, the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13 (d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); provided that transfers of Equity Interests in the Company between or among the beneficial owners of the Company’s Equity Interests and/or Equity Interests in Crown Castle UK Holdings Limited, in each case as of June 26, 2000, shall not be deemed to cause a Change of Control under this clause so long as no single Person together with its Affiliates acquires a beneficial interest in more of the Voting Stock of the Company than is at the time collectively beneficially owned by the Principals and their Related Parties; (iv) the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors; or (v) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where: (a) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or (b) the Principals and their Related Parties own a majority of such outstanding shares after such transaction.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who: (l) was a member of such board of directors on August 3, 1999; (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election; or (3) is a designee of a Principal or was nominated by a Principal.

“Current Market Price” means, with respect to any event set forth in paragraph (j) herein, as applicable, the average of the daily closing prices for the five consecutive trading days selected by the Board of Directors of the Company commencing not more than 20 trading days before, and ending not later than the date of such event and the date immediately preceding the record date fixed in connection with such event; provided that the Current Market Price of the Company’s Common Stock in connection with a Spin-Off shall mean the average of the daily closing prices of the Company’s Common Stock for the same five consecutive trading days in determining the Fair Market Value of the securities being distributed in such Spin-Off; provided further that if an initial public offering of the securities being distributed in any Spin-Off is to be effected simultaneously with such Spin-Off, the Current Market Price of the Company’s Common Stock shall mean the closing price of the Company’s Common Stock on the trading day on which the initial public offering price of such securities is determined.

“Current Market Value” of the Common Stock means the average volume-weighted daily trading price of the Common Stock as reported on the Nasdaq National Market or such other SEC recognized national securities exchange or trading system which the Company may from time to time designate upon which the greatest number of shares of the Common Stock is then listed or traded, for the trading day in question.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Company is obligated to redeem the Preferred Stock as set forth in paragraph (f); provided however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change in Control or a sale of assets shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCIC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the provisions of paragraph (d).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Fair Market Value” of the securities to be distributed to the holders of the Company’s Common Stock in connection with a Spin-Off shall mean the average of the daily closing prices of such securities for the five consecutive trading days selected by the Company’s Board of Directors beginning on the first day of trading of such securities after the effectiveness of such Spin-Off; provided, however, that if an initial public offering of the securities being distributed in any Spin-Off is to be effected simultaneously with such Spin-Off, the Fair Market Value of such securities shall mean the initial public offering price.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Principals” means Berkshire Fund III, Limited Partnership; Berkshire Fund IV, Limited Partnership; Berkshire Investors LLC; Berkshire Partners LLC; Centenial Fund IV, L.P.; Centenial Fund V, L.P.; Centenial Entrepreneurs Fund V, L.P.; Nassau Capital Partners II, L.P.; and NAS Partners I, L.L.C., and any Related Party of the foregoing.

“Related Party” with respect to any Principal means: (1) any controlling stockholder, 80% (or more) owned Subsidiary of such Principal; or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

“Spin Off” is defined in paragraph (j)(i)(C).

“Subsidiary” means, with respect to any Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership: (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

(n) Headings. The headings of the paragraphs of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

(o) Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this certificate) with postage prepaid, addressed: if to the Company, to its offices at 510 Bering Drive, Suite 600, Houston, Texas 77057, Attention: General Counsel, or to an agent of the Corporation designated as permitted by this certificate, or, if to any holder of the Preferred Stock, to such holder at the address of such holder of the Preferred Stock as listed in the stock record books of the Company (which may include the records of any Transfer Agent for the Preferred Stock); or to such other address as the Company or holder, as the case may be, shall have designated by notice similarly given.

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